EXHIBIT 4.1


                                                 Frank A. Ciccotto, Jr.
                                                 55 Water Street, 45th Floor
New York, NY  10041                              Managing Director
Tel. 212-438-4417                                E-Business Services
Fax 212-438-7748
frank_ciccotto@
standardandpoors.com                                  STANDARD & POOR'S
                                         A Division of The McGraw Hill Companies


                                 August 28, 2009


Van Kampen Funds Inc.
522 Fifth Avenue
New York, New York  10036

The Bank of New York Mellon
Unit Investment Trust Dept.
2 Hanson Place, 12th Floor
Brooklyn, New York 11217


      Re:      Van Kampen Unit Trusts, Municipal Series 823
               California Investors' Quality Tax-Exempt Trust, Series 35


Gentlemen:

     We have examined Registration Statement File No. 333-160545 for the above mentioned trust. We hereby acknowledge that Standard & Poor's Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor's Securities Evaluations, Inc., as evaluator.

     In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

     You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,

                                                           /s/ Frank A. Ciccotto

                                                               Frank A. Ciccotto
                                                                  Vice President